                                 AMENDMENT NO. 1
                                     TO THE
             AMENDED AND RESTATED STRUCTURED EQUITY LINE FLEXIBLE
                           FINANCING(SM) AGREEMENT

         THIS AMENDMENT NO. 1 to the AMENDED AND RESTATED STRUCTURED EQUITY LINE FLEXIBLE FINANCING(SM) AGREEMENT ("Amendment") is dated as of April 27, 2000 between Cripple Creek Securities, LLC, a limited liability company organized and existing under the laws of the state of New York (the "Investor"), and Elcom International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Amended and Restated Structured Equity Line Flexible Financing(SM) Agreement dated as of April 7, 2000 (the "Agreement").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company and the Investor entered into the Agreement, pursuant to which the Company may issue to the Investor, and the Investor shall purchase from the Company, from time to time as provided therein, shares of the Company's common stock, par value $.01 per share, for a maximum aggregate Purchase Price of $50,000,000; and

         WHEREAS, the Company and the Investor desire to amend the Agreement to reduce the minimum Floor Price from $8.00 per share to $4.00 per share.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
                                    AGREEMENT
Section 1.1 The definition of the "Floor Price" contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

                  ""FLOOR PRICE" shall be $4.00, or the higher or lower dollar amount designated after the date hereof by the Company in a Floor Price Notice; PROVIDED THAT the Company shall not designate the Floor Price at a dollar amount less than $4.00. In the event a Floor Price Notice is not received with respect to a certain Investment Period, the Floor Price set for the preceding Investment Period will continue to be the Floor Price."

                                   ARTICLE II

                                  MISCELLANEOUS

         Section 2.1 NO THIRD PARTY BENEFICIARIES. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 2.2 GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to such state's principles of conflict of laws.

         Section 2.3 EXECUTION. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 2.4 AGREEMENT Otherwise Unchanged. Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Amended and Restated Structured Equity Line Flexible Financing(SM) Agreement to be duly executed by their respective authorized officers as of the date hereof.

CRIPPLE CREEK SECURITIES, LLC            ELCOM INTERNATIONAL, INC.



By:   /s/ Robert L. Chender              By:  /s/ Peter A. Rendall
      ---------------------------------       --------------------
     Name:  Robert L. Chender                Name:  Peter A. Rendall
     Title:  Principal                       Title:  Chief Financial Officer







         [Signature Page to Amendment No. 1 to the Amended and Restated
              Structured Equity Line Flexible Financing Agreement]